Exhibit 99.1

LUMINEX CORPORATION REPORTS SECOND QUARTER 2017 FINANCIAL RESULTS

AUSTIN, Texas (August 7, 2017) - Luminex Corporation (NASDAQ:LMNX) today announced financial results for the second quarter of 2017. Financial and operating highlights for the quarter include the following:

•	Consolidated revenue of $76.5 million, an increase of 19% compared to the second quarter 2016.

•	Total automated sample to answer molecular product revenue of $10.7 million; pro-forma growth of 44% compared to $7.4 million in the second quarter of 2016.

•	270 multiplexing analyzers were shipped during the quarter; included in this figure is a combination of MAGPIX® systems, LX systems, FLEXMAP 3D® systems.

•	Corporate gross margin decreased to 65% from 68% in the first quarter, 2017, primarily due to an anticipated shift in overall product mix.

•	GAAP net income of $5.5 million, or $0.13 per diluted share. Non-GAAP net income of $11.2 million, or $0.26 per diluted share (see Non-GAAP reconciliation).

•	Received FDA clearance of the ARIES® Bordetella assay and CE-IVD mark for the ARIES® Norovirus assay. In July, Luminex received FDA clearance of and CE-IVD mark for the ARIES® C.Difficile assay.

•	Gained reimbursement approval in Japan for the VERIGENE® gram positive and gram negative blood culture assays.

“I am very pleased with the Company’s performance year-to-date and we remain focused on delivering double digit revenue growth and increased shareholder value. In addition, I’m happy to announce, that only a year after its acquisition, Nanosphere was accretive to the Company’s operating results in the second quarter”, said Homi Shamir, President and Chief Executive Officer of Luminex. “The combination of the ARIES and VERIGENE sample-to-answer systems coupled with our non-automated solutions has provided our customers with a technology portfolio that addresses their needs. Further, the full integration of our sales force helped drive our execution in the second quarter.”

“Looking forward, we believe that our diversified business model offers multiple, significant growth opportunities as we aggressively expand the test menu on these platforms. With multiple clearances in the second quarter and the ARIES C.Diff assay approval in July, Luminex now has ten FDA-cleared assays that run on our automated sample-to-answer molecular systems.”

REVENUE SUMMARY
(in thousands, except percentages)

	Three Months Ended
	June 30,		Variance
	2017	2016	($)	(%)
	(unaudited)

System sales	$9,905	$8,993	$912	10%
Consumable sales	13,310	13,334	(24)	—%
Royalty revenue	10,813	11,352	(539)	(5)%
Assay revenue	37,753	25,885	11,868	46%
Service revenue	2,795	2,547	248	10%
Other revenue	1,881	2,055	(174)	(8)%
	$76,457	$64,166	$12,291	19%

FINANCIAL OUTLOOK AND GUIDANCE

The Company provides annual revenue guidance, updated, as appropriate, at each quarterly reporting period. Luminex reiterates its 2017 annual revenue guidance range to between $300 million and $310 million. The company expects third quarter 2017 revenue to be between $73 million and $75 million.

CONFERENCE CALL

Management will host a conference call at 3:30 p.m. CDT / 4:30 p.m. EDT, Monday, August 7, 2017 to discuss the operating highlights and financial results for the second quarter 2017 ended June 30, 2017. The conference call will be webcast live and may be accessed at Luminex Corporation’s website at http://www.luminexcorp.com. Simply log on to the web at the address above, go to the Company section and access the Investor Relations link. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary audio/video software. If you are unable to participate during the live webcast, the call will be archived for six months on the website using the ‘replay’ link.

Luminex develops, manufactures and markets proprietary biological testing technologies with applications throughout the life sciences industry. The Company’s xMAP® system is an open-architecture, multi-analyte technology platform that delivers fast, accurate and cost-effective bioassay results to markets as diverse as pharmaceutical drug discovery, clinical diagnostics and biomedical research, including the genomics and proteomics research markets. The Company’s xMAP technology is sold worldwide and is in use in leading research laboratories as well as major pharmaceutical, diagnostic and biotechnology companies. Further information on Luminex or xMAP can be obtained on the Internet at http://www.luminexcorp.com.

Statements made in this release that express Luminex’s or management's intentions, plans, beliefs, expectations or predictions of future events are forward-looking statements. Forward-looking statements in this release include statements regarding expected revenue and cost savings, projected 2017 performance, including revenue guidance, including the revenue contribution from our recently completed acquisition of Nanosphere, Inc. The words "believe," "expect," "intend," "estimate," "anticipate," "will," "could," "should" and similar expressions are intended to further identify such forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995.  It is important to note that the Company's actual results or performance could differ materially from those anticipated or projected in such forward-looking statements.  Factors that could cause Luminex’s actual results or performance to differ materially include risks and uncertainties relating to, among others, market demand and acceptance of Luminex’s products and technology in development, including ARIES®, Verigene® and NxTAG® products; dependence on strategic partners for development, commercialization and distribution of products; concentration of Luminex’s revenue in a limited number of direct customers and strategic partners, some of which may be experiencing decreased demand for their products utilizing or incorporating Luminex’s technology; budget or finance constraints in the current economic environment, or periodic variability in their purchasing patterns or practices as a result of material resource planning challenges; the timing of and process for regulatory approvals; the impact of the ongoing uncertainty in global finance markets and changes in governmental funding, including its effects on the capital spending policies of Luminex’s partners and end users and their ability to finance purchases of Luminex’s products; fluctuations in quarterly results due to a lengthy and unpredictable sales cycle; fluctuations in bulk purchases of consumables; fluctuations in product mix, and the seasonal nature of some of Luminex’s assay products; Luminex’s ability to obtain and enforce intellectual property protections on Luminex’s products and technologies; risks and uncertainties associated with implementing Luminex’s acquisition strategy, including Luminex’s ability to obtain financing; Luminex’s ability to integrate acquired companies or selected assets into Luminex’s consolidated business operations, and the ability to recognize the benefits of Luminex’s acquisitions; reliance on third party distributors for distribution of specific Luminex-developed and manufactured assay products; Luminex’s ability to scale manufacturing operations and manage operating expenses, gross margins and inventory levels; changes in principal members of Luminex’s management staff; potential shortages, or increases in costs, of components or other disruptions to Luminex’s manufacturing operations; competition and competitive technologies utilized by Luminex’s competitors; Luminex’s ability to successfully launch new products in a timely manner; Luminex’s increasing dependency on information technology to improve the effectiveness of Luminex’s operations and to monitor financial accuracy and efficiency; the implementation, including any modification, of Luminex’s strategic operating plans; the uncertainty regarding the outcome or expense of any litigation brought against or initiated by Luminex, risks relating to Luminex’s foreign operations, including fluctuations in exchange rates, tariffs, customs and other barriers to importing/exporting materials and products in a cost effective and timely manner; difficulties in accounts receivable collections; the burden of monitoring and complying with foreign and international laws and treaties; and the burden of complying with and change in international taxation policies, as well as the risks discussed under the heading "Risk Factors" in Luminex’s Reports on Forms 10-K and 10-Q, as filed with the Securities and Exchange Commission.  The forward-looking statements, including the financial guidance and 2017 outlook, contained herein represent the judgment of Luminex as of the date of this press release, and Luminex expressly disclaims any intent, obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in Luminex’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

LUMINEX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2017	2016
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$103,705	$93,452
Accounts receivable, net	33,133	32,365
Inventories, net	47,095	40,775
Prepaids and other	8,208	7,145
Total current assets	192,141	173,737
Property and equipment, net	57,890	57,375
Intangible assets, net	80,318	84,841
Deferred income taxes	35,511	42,497
Goodwill	85,481	85,481
Other	7,611	6,785
Total assets	$458,952	$450,716

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$10,456	$12,276
Accrued liabilities	18,327	22,804
Deferred revenue	4,933	5,120
Total current liabilities	33,716	40,200
Deferred revenue	1,720	1,875
Other	4,929	4,962
Total liabilities	40,365	47,037
Stockholders' equity:
Common stock	43	43
Additional paid-in capital	341,290	336,430
Accumulated other comprehensive loss	(1,090)	(1,692)
Retained earnings	78,344	68,898
Total stockholders' equity	418,587	403,679
Total liabilities and stockholders' equity	$458,952	$450,716

LUMINEX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
	(unaudited)		(unaudited)

Revenue	$76,457	$64,166	$154,236	$127,147
Cost of revenue	26,396	19,245	51,389	37,420
Gross profit	50,061	44,921	102,847	89,727
Operating expenses:
Research and development	12,260	11,543	24,680	22,562
Selling, general and administrative	28,153	24,190	52,150	44,549
Amortization of acquired intangible assets	2,166	1,688	4,523	3,315
Total operating expenses	42,579	37,421	81,353	70,426
Income from operations	7,482	7,500	21,494	19,301
Other income, net	1	(1,446)	(5)	(1,425)
Income before income taxes	7,483	6,054	21,489	17,876
Income tax expense	(1,939)	(401)	(6,714)	(3,453)
Net income	$5,544	$5,653	$14,775	$14,423

Net income attributable to common stock holders
Basic	$5,441	$5,653	$14,499	$14,423
Diluted	$5,441	$5,653	$14,499	$14,423
Net income per share attributable to common stock holders
Basic	$0.13	$0.13	$0.34	$0.34
Diluted	$0.13	$0.13	$0.34	$0.34
Weighted-average shares used in computing net income per share
Basic	43,160	42,534	43,030	42,440
Diluted	43,259	42,575	43,128	42,440

Dividends declared per share	$0.06	—	$0.12	—

LUMINEX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net income	$5,544	$5,653	$14,775	$14,423
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,651	4,276	11,270	8,488
Stock-based compensation	4,026	3,475	4,748	4,655
Deferred income tax expense	4,332	(395)	7,267	2,931
Loss (gain) on sale or disposal of assets	—	4	—	41
Other	478	(17)	922	(71)
Changes in operating assets and liabilities:
Accounts receivable, net	3,911	7,221	(758)	6,673
Inventories, net	(3,417)	(4,142)	(6,304)	(4,040)
Other assets	(1,892)	508	(1,197)	672
Accounts payable	1,337	3,737	(2,369)	2,724
Accrued liabilities	2,661	1,098	(7,411)	(6,174)
Deferred revenue	(547)	(209)	(350)	621
Net cash provided by operating activities	22,084	21,209	20,593	30,943
Cash flows from investing activities:
Sales and maturities of available-for-sale assets	—	19,491	—	19,491
Purchase of property and equipment	(2,970)	(2,871)	(6,403)	(5,719)
Proceeds from sale of assets	—	3	—	3
Business acquisition consideration, net of cash acquired	—	(66,902)	—	(66,902)
Purchase of cost method investment	(500)	—	(1,000)	—
Acquired technology rights	—	—	—	(200)
Net cash used in investing activities	(3,470)	(50,279)	(7,403)	(53,327)
Cash flows from financing activities:
Payments on debt	—	(25,000)	—	(25,000)
Proceeds from employee stock plans and issuance of common stock	1,495	1,406	2,229	1,762
Shares surrendered for tax withholding	(40)	(35)	(2,096)	(1,484)
Dividends	(2,636)	—	(2,636)	—
Net cash provided by (used in) financing activities	(1,181)	(23,629)	(2,503)	(24,722)
Effect of foreign currency exchange rate on cash	(194)	115	(434)	278
Change in cash and cash equivalents	17,239	(52,584)	10,253	(46,828)
Cash and cash equivalents, beginning of period	86,466	134,302	93,452	128,546
Cash and cash equivalents, end of period	$103,705	$81,718	$103,705	$81,718

LUMINEX CORPORATION
NON-GAAP RECONCILIATION
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
	(unaudited)		(unaudited)

Income from operations	$7,482	$7,500	$21,494	$19,301
Stock-based compensation	4,026	3,475	4,748	4,655
Amortization of acquired intangible assets	2,166	1,688	4,523	3,315
Acquisition costs	—	2,008	—	2,008
Severance costs	559	160	658	814
Adjusted income from operations	$14,233	$14,831	$31,423	$30,093
Other income, net	1	(1,446)	(5)	(1,425)
Acquisition costs	—	1,500	—	1,500
Income tax expense	(1,939)	(401)	(6,714)	(3,453)
Income tax effect of above adjusting items	(1,112)	(363)	(1,292)	(416)
Adjusted net income	$11,183	$14,121	$23,412	$26,299
Adjusted net income per share, basic	$0.26	$0.33	$0.54	$0.62
Shares used in computing adjusted net income per share, basic	43,160	42,534	43,030	42,440
Adjusted net income per share, diluted	$0.26	$0.33	$0.54	$0.62
Shares used in computing adjusted net income per share, diluted	43,259	42,575	43,128	42,440

The Company makes reference in this release to “non-GAAP net income” which excludes stock-based compensation expense, amortization of acquired intangible assets and the impact of costs associated with legal proceedings; which are unpredictable and can vary significantly from period to period; and certain other recurring and non-recurring expenses. The Company believes that excluding these items and their related tax effects from its financial results reflects operating results that are more indicative of the Company’s ongoing operating performance while improving comparability to prior periods, and, as such may provide investors with an enhanced understanding of the Company’s past financial performance and prospects for the future. In addition, the Company’s management uses such non-GAAP measures internally to evaluate and assess its core operations and to make ongoing operating decisions. This information is not intended to be considered in isolation or as a substitute for income from operations, net income, net income per share or expense information prepared in accordance with GAAP.